EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS FIRST QUARTER RESULTS, COMP SALES INCREASED 2%

SIX MILLION SHARES REPURCHASED

PITTSBURGH–May 17, 2017 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.14 for the first quarter ended April 29, 2017. Excluding restructuring and related charges of $0.02 per diluted share, the company’s adjusted EPS was $0.16 for the first quarter.

Jay Schottenstein, Chief Executive Officer commented, “The first quarter results reflected mall traffic headwinds, especially early in the quarter, with improved trends over Easter and a strong digital business throughout. As we look ahead, we are taking the right steps to improve our results and adjust our business for today’s rapidly evolving retail environment. We are creating efficiencies across our organization, as we aim to continue capitalizing on the strength of our brands, product leadership and other competitive advantages. The six million shares repurchased this quarter reflects the company’s strong cash flow, healthy balance sheet and confidence in our brands and long-term strategic initiatives.”

First Quarter 2017 Results

•	Total net revenue increased 2% to $762 million from $749 million last year.

•	Consolidated comparable sales were up 2%, following a 6% increase last year.

•	Gross profit decreased to $278 million from $293 million last year with a gross margin rate of 36.5% to revenue compared to 39.2% last year, a 270 basis point decline. The margin declined primarily due to increased promotional activity and higher shipping costs related to a strong digital business.

•	Selling, general and administrative expense declined 1% to $195 million compared to $196 million last year, and leveraged 60 basis points to a rate of 25.6% to revenue. Higher advertising expense was offset by lower compensation expense and favorability across a number of other expense categories.

•	Operating income of $37 million, which includes $5 million of restructuring charges, compared to $59 million last year. Adjusted operating income* of $42 million compared to $59 million last year with a rate of 5.6% to revenue compared to 7.8% last year.

•	The effective tax rate decreased to 32.4% compared to 36.4% last year, reflecting the impact of discrete items this quarter.

•	EPS of $0.14 compared to EPS of $0.22 last year. Adjusted EPS* of $0.16 compared to EPS of $0.22 last year.

*	The preceding adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

Restructuring and Related Charges

In the first quarter, the company had charges totaling $5.4 million, approximately $0.02 per share, consisting primarily of severance and related charges corresponding to home office restructuring and the previously announced initiative to explore the closure or conversion of company owned and operated stores in Hong Kong, China, and the United Kingdom to licensed partnerships.

Shareholder Returns, Cash

During the first quarter, the company returned $110 million to shareholders through cash dividends and share repurchases. We paid dividends of $22 million and repurchased six million shares for $88 million. The remaining authorization under the current repurchase program is 19 million shares. We ended the quarter with total cash of $225 million compared to $239 million last year.

Inventory

Total ending inventories at cost increased 9% to $364 million. Ending units were flat compared to last year, while the average unit cost was up 9% to last year. The increase in average unit cost reflects a higher mix of AE bottoms and Aerie apparel, consistent with our merchandise strategy.

Capital Expenditures

In the first quarter, capital expenditures totaled $40 million. We continue to expect fiscal year 2017 capital expenditures in the range of $160 million to $170 million, with roughly half of the spend related to store remodeling projects and new openings, and the balance to support the e-commerce business, omni-channel tools and general corporate maintenance.

Store Information

In fiscal 2017, the company plans to open a total of 35 American Eagle Outfitters and Aerie stores throughout the U.S., Canada and Mexico. Management plans to close between 25 and 40 store locations in 2017. Internationally, the company plans to open 45 licensed stores and close 2 licensed locations. For additional store information, see the accompanying table.

Second Quarter Outlook

Based on anticipated comparable store sales in the range of flat to a low single digit decline, management expects second quarter 2017 EPS to be approximately $0.15 to $0.17. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.23 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 170 international locations operated by licensees. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including second quarter 2017 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen McGraw, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 29, 2017	January 28, 2017	April 30, 2016
	(unaudited)		(unaudited)

ASSETS
Cash and cash equivalents	$225,197	$378,613	$238,976
Merchandise inventory	364,274	358,446	334,301
Accounts receivable	79,432	86,634	73,283
Prepaid expenses and other	94,769	77,536	82,767

Total current assets	763,672	901,229	729,327

Property and equipment, net	710,500	707,797	706,221
Intangible assets, net	48,462	49,373	51,432
Goodwill	14,772	14,887	17,520
Non-current deferred income taxes	33,408	49,250	38,903
Other assets	62,379	60,124	52,893

Total Assets	$1,633,193	$1,782,660	$1,596,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$208,857	$246,204	$202,692
Accrued compensation and payroll taxes	31,106	54,184	34,838
Accrued rent	78,018	78,619	77,477
Accrued income and other taxes	12,446	12,220	6,915
Unredeemed gift cards and gift certificates	39,744	52,966	38,508
Current portion of deferred lease credits	12,743	12,780	12,850
Other current liabilities and accrued expenses	37,677	36,810	45,206

Total current liabilities	420,591	493,783	418,486

Deferred lease credits	56,551	45,114	54,738
Non-current accrued income taxes	4,655	4,537	4,675
Other non-current liabilities	33,523	34,657	41,089

Total non-current liabilities	94,729	84,308	100,502

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	582,512	603,890	583,689
Accumulated other comprehensive income	(32,671)	(36,462)	(24,484)
Retained earnings	1,774,315	1,775,775	1,675,031
Treasury stock	(1,208,779)	(1,141,130)	(1,159,424)

Total stockholders’ equity	1,117,873	1,204,569	1,077,308

Total Liabilities and Stockholders’ Equity	$1,633,193	$1,782,660	$1,596,296

Current Ratio	1.82	1.83	1.74

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended
	April 29,	% of	April 30,	% of
	2017	Revenue	2016	Revenue

Total net revenue	$761,836	100.0%	$749,416	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	484,014	63.5%	455,964	60.8%

Gross profit	277,822	36.5%	293,452	39.2%
Selling, general and administrative expenses	194,979	25.6%	195,993	26.2%
Restructuring charges	5,448	0.7%	—	0.0%
Depreciation and amortization	40,446	5.3%	38,783	5.1%

Operating income	36,949	4.9%	58,676	7.8%
Other income (expense), net	403	0.0%	4,935	0.7%

Income before income taxes	37,352	4.9%	63,611	8.5%
Provision for income taxes	12,116	1.6%	23,135	3.1%

Net income	$25,236	3.3%	$40,476	5.4%

Net income per diluted share	$0.14		$0.22

Weighted average common shares outstanding - basic	179,312		180,697
Weighted average common shares outstanding - diluted	181,678		182,927

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	April 29, 2017
	Operating income (loss)	Net income	Diluted income per common share
GAAP Basis	$36,949	$25,236	$0.14
% of Revenue	4.9%	3.3%

Add: Restructuring Charges(1):	5,448	3,439	0.02

Non-GAAP Basis	$42,397	$28,675	$0.16
% of Revenue	5.6%	3.7%

(1)	$5.4 million pre-tax restructuring charges for severance and related charges, which includes corporate overhead reductions and charges for the United Kingdom, Hong Kong, and China.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	2%	6%

AE Total Brand (1)	-1%	4%
aerie Total Brand (1)	25%	32%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	First Quarter	Fiscal 2017
	2017	Guidance
Consolidated stores at beginning of period	1,050	1,050
Consolidated stores opened during the period
AE Brand	3	15-20
aerie	2	15
Tailgate Clothing Co.	0	1
Todd Snyder	1	1
Consolidated stores closed during the period
AE Brand	(2)	(20) - (30)
aerie	(1)	(5) - (10)

Total consolidated stores at end of period	1,053	1,042 - 1,062

Stores remodeled and refurbished during the period	14	50
Total gross square footage at end of period	6,637,435	Not Provided

International license locations at end of period (1)	189	221

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.